UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 28, 2005

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way
Coburg, Oregon 97408

 (Address of principal executive offices, including zip code)

(541) 686-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2005, Monaco Coach Corporation (the “Company”) entered into a Program Agreement (the “Program Agreement”) by and between the Company and GE Commercial Distribution Finance Corporation (“GE”).  GE provides retail dealers with credit facilities to finance the purchase of inventory from the Company.  The Program Agreement provides that the Company will guarantee up to $25.0 million of the principal amount of indebtedness owed to GE under credit facilities provided by GE in connection with the Program Agreement.  While these guarantees are contingent, the Company’s obligations may become direct obligations if an entity whose obligations the Company has guaranteed defaults in its payment obligations to GE.  In the event that the Company makes a payment to GE under a guarantee and GE is paid in full on the obligations owed by the defaulting entity, the Company will be able to pursue reimbursement from the defaulting entity for the amount paid under the guarantee using any remedies that GE may have had against the defaulting entity under its credit facility with the defaulting entity.  The Program Agreement will be effective until August 1, 2007 and will automatically renew for successive two year terms unless terminated by the Company or GE.  The Company currently has no outstanding contingent obligations under the Program Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2005	MONACO COACH CORPORATION

	By:	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer